ITG, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
This Non-Employee Director Compensation Policy (this “Policy”) of ITG, Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), effective as of June 30, 2026 (the “Effective Date”), sets forth the compensation payable to each member of the Board who is not an employee of the Company or any of its subsidiaries (each, a “Non-Employee Director”) as consideration solely for service on the Board. For the avoidance of doubt, nothing in this Policy will prohibit the Company from compensating any Non-Employee Director for services provided to the Company outside of such Non-Employee Director’s service on the Board. This Policy shall become effective on the Effective Date and shall remain in effect until it is revised or rescinded by the Board in its sole discretion at any time and from time to time.
1.General. This Policy shall be followed in connection with all compensation paid by the Company to Non-Employee Directors. Any member of the Board who is not a Non-Employee Director shall not be entitled to cash, equity or any other compensation pursuant to this Policy. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.
2.Cash Compensation.
(a)Annual Retainer. (i) Each Non-Employee Director serving as a member of the Board shall receive an annual cash retainer of $65,000 for service on the Board (the “Annual Retainer”).
(b)Committee Chair Compensation. A Non-Employee Director shall receive the following additional annual retainers for serving as a committee chair (the “Committee Chair Compensation”):
(i)The chair of the Audit Committee shall receive an additional annual retainer of $15,000 for such service.
(ii)The chair of the Compensation Committee shall receive an additional annual retainer of $10,000 for such service.
(iii)The chair of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service.
(c)Payment Schedule and Prorated Compensation for the Annual Retainers and Committee Chair Compensation. The Annual Retainer and Committee Chair Compensation (collectively, “Cash Compensation”) for each Non-Employee Director shall be paid by the Company in quarterly installments in arrears within sixty (60) days following the completion of each quarter. Such amounts shall be paid in the calendar quarter immediately following the quarter to which such amount relates. If a Non-Employee Director does not serve as a Non-

Employee Director (or in the applicable positions described in Section 2(b)) for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the Cash Compensation otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Sections 2(a) and 2(b), with such prorated portion determined by multiplying such otherwise payable Cash Compensation by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director (or in the applicable positions described in Section 2(b)) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.
(d)Election to Receive Shares Instead of Cash Compensation. Each Non-Employee Director may elect to have the Company pay all or a portion of such Non-Employee Director’s Cash Compensation in the form of shares of the Company’s Class A common stock (“Shares”) with an equivalent fair value in lieu of cash in accordance with the terms of the Equity Plan (as defined below). Any election by a Non-Employee Director to receive such Non-Employee Director’s Cash Compensation in Shares must be made no later than the expiration of the election period established by the Compensation Committee and can only be made during a period in which the Company is not in a quarterly or special blackout period pursuant to the Company’s insider trading policy.
3.Equity Compensation. Non-Employee Directors shall be granted the equity awards described below, subject to the Board’s approval. The awards described below shall be granted under and shall be subject to the terms and provisions of the ITG, Inc. Omnibus Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and shall be granted subject to award agreements in substantially the forms approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan.
(a)Annual Award. Each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be granted, subject to the Board’s approval, on the date of such Annual Meeting, an award of restricted stock units pursuant to the Equity Plan (“RSUs”) with a grant date value equal to approximately $120,000 (each, an “Annual RSU Award”).
(b)New Directors. In the event a new Non-Employee Director is elected or appointed to the Board, such Non-Employee Director will be granted a prorated Annual RSU Award for the year of election or appointment, as applicable, on or around the date such Non-Employee Director commences service on the Board, which Annual RSU Award will vest on the date of the first Annual Meeting to occur immediately following the applicable grant date, subject to the Non-Employee Director’s continued service on the Board through the applicable vesting date, and prorated based on the number of days served during the period commencing as of the date of the applicable grant date and ending on the day immediately preceding the date of the first Annual Meeting following such grant date.

(c)Vesting of Awards. Except as otherwise determined by the Board, the Annual RSU Awards will vest on the earlier of (i) the day immediately preceding the date of the first Annual Meeting following the date of grant and (ii) the one-year anniversary of the date of grant, in each case, subject to the applicable Non-Employee Director’s continued service on the Board through the applicable vesting date. Except as otherwise approved by the Board, no portion of an Annual RSU Award that is unvested at the time of the termination of a Non-Employee Director’s service on the Board shall become vested thereafter. All of a Non-Employee Director’s Annual RSU Award shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan) to the extent outstanding at such time, subject to such Non-Employee Director’s continued service through the date of consummation of such Change in Control. The Board, in its sole discretion, may change or otherwise revise the terms of Annual RSU Awards to be granted in the future pursuant to this Policy. Each Annual RSU Award will be granted under and subject to the terms and conditions of the Equity Plan and an award agreement in a form approved by the Board.
4.Expense Reimbursement. All Non-Employee Directors will be eligible to be reimbursed for reasonable out-of-pocket expenses incurred to attend meetings of the Board or committees thereof or otherwise perform duties consistent with service on the Board in accordance with the Company’s expense reimbursement policy, subject to the provision by the applicable Non-Employee Director of documentation evidencing such expenses in a form reasonably satisfactory to the Company.
5.Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the 15th day of the third month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the 15th day of the third month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its subsidiaries or affiliates have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Non-Employee Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.
6.Insider Trading and Stock Ownership Guidelines. All Non-Employee Directors are subject to the Company’s Insider Trading Policy and to the Company’s Stock Ownership Guidelines, each as the Company may adopt or amend from time to time.
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